Exhibit (a)(3)

AMENDMENT TO THE AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

OF

HIGHLAND GLOBAL ALLOCATION FUND

To the Secretary of State of

Commonwealth of Massachusetts

It is hereby stated that:

1.	This document constitutes an amendment to the Amended and Restated Agreement and Declaration of Trust (hereinafter called the “Declaration of Trust”) of Highland Global Allocation Fund.

2.	The Declaration of Trust amended by this document was filed with the Secretary of State of the Commonwealth of Massachusetts on August 18, 2017.

3.	The amendment to the Declaration of Trust effected by this document is as follows:

WHEREAS, shareholders representing a majority of the outstanding shares of Highland Global Allocation Fund (the “Trust”) have authorized the Trust’s Board of Trustees to amend the Trust’s Amended and Restated Agreement and Declaration of Trust dated August 17, 2017 (the “Declaration of Trust”) as indicated below,

NOW BE IT HEREBY RESOLVED, that the undersigned, being a majority of the Trustees of the Trust, acting pursuant to Article IX Section 8 of the Declaration of Trust hereby amend and restate Article VI, Section 2 of the Declaration of Trust effective immediately following the merger and reorganization with Highland Global Allocation Fund, a series of Highland Funds II, on or about November 8, 2018, as follows:

The Trust may, but is not required to, purchase or otherwise acquire Shares, including in accordance with Rule 23c-3 under the 1940 Act or as otherwise permitted under the 1940 Act and other applicable law.

4.	The amendment herein provided for was authorized in accordance with law.

IN WITNESS WHEREOF, the undersigned have executed this amendment to the Declaration of Trust on the         th day of December, 2018.

John Honis, as Trustee

Bryan A. Ward, as Trustee

Ethan Powell, as Trustee

Timothy K. Hui, as Trustee

Dr. Bob Froehlich, as Trustee

Dustin Norris, as Trustee